Exhibit 16.1

March 31, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Re: Standard Premium Finance Holdings, Inc.
Commission File No. 001-36268

Ladies and Gentlemen:

We have read the statements made by Standard Premium Finance Holdings, Inc. (the "Company") under Item 4.01 of its Form 8-K dated March 31, 2026, to be filed with the Securities and Exchange Commission, regarding our dismissal as the Company's independent registered public accounting firm.

We agree with the statements made in Item 4.01(a) insofar as they relate to our Firm.

Very truly yours,

/s/ Stephano Slack LLC
Stephano Slack LLC